Exhibit 10.1

EXECUTION COPY

AGREEMENT AND MUTUAL RELEASE

This Agreement and Mutual Release (this “Agreement”), dated as of March 8, 2007, is entered into among J.L. Halsey Corporation (the “Company”), LDN Stuyvie Partnership (“LDN”), Texas Addison Limited Partnership (“Addison”), Andrew Richard Blair (“Blair,” and together with LDN, the “Purchasers”) and David R. Burt (“Director”).

1.          Definitions.

a.             “Claims” means any and all claims, complaints, charges, demands, liabilities, suits, damages, losses, expenses, attorneys’ fees, obligations or causes of action.

b.             “Company Parties” means the Company and its predecessors, successors, assigns, parents, subsidiaries and affiliates and each of the foregoing entities’ respective past, present and future stockholders, members, partners, managers, directors, officers, employees, agents, representatives, principals, insurers, attorneys, employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs), any person acting by, through, under or in concert with any of the foregoing entities, and LDN and its partners and affiliates.

c.             “Director Parties” means Director and his family, attorneys, heirs, estate, agents, executors, representatives, administrators, the successors and assigns of each of the foregoing, and Addison and its partners and affiliates.

2.          Director’s General Release and Covenant Not to Sue.

a.             Each of Director, on behalf of himself and each of the other Director Parties, and Addison hereby generally releases and forever discharges the Company Parties from any and all Claims, known or unknown, of any kind and every nature whatsoever, and whether or not accrued or matured, which any of them may have, arising out of or relating to any transaction, dealing, relationship, conduct, act or omission, or any other matters or things occurring or existing at any time prior to and including the time of the Closings (as hereinafter defined) (including but not limited to any Claims against any of the Company Parties based on, relating to or arising under wrongful discharge, retaliation, breach of contract (whether oral or written), tort, defamation, slander, breach of privacy, violation of public policy, negligence, promissory estoppel, Title VII of the Civil Rights Act of 1964, The Age Discrimination in Employment Act, The Americans with Disabilities Act, the Director Retirement Income Security Act of 1974, or any other federal, state or local law relating to employment (or unemployment), the payment of wages, salary or other compensation, civil or human rights, or discrimination in employment (based on age or any other factor)) in all cases arising out of or relating to Director’s employment by the Company or any subsidiary thereof or Director’s or Addison’s investment in the Company or any subsidiary thereof or Director’s services as an officer, employee or director of the Company or any subsidiary thereof, or otherwise relating to the termination of such employment or services; provided, however, that this release will not limit or release (i) Director’s rights under this Agreement, (ii) Director’s rights to indemnification pursuant to the Company’s Certificate of Incorporation or Amended and Restated Bylaws, or pursuant to that certain Indemnification Agreement, entered into as of May 4, 2000, between

Director and the Company, (iii) Director’s entitlement, if any, to continued medical and dental insurance coverage under and pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 and (iv) any rights of Director under any Benefit Plan (as defined in that certain Amended and Restated Employment Agreement, dated as of September 27, 2000, by and between Director and the Company) or any agreement entered into to evidence rights granted pursuant to a Benefit Plan.

b.             Each of Director, on behalf of himself and each of the other Director Parties, and Addison hereby covenants forever not to assert, file, prosecute, commence or institute (or sponsor or purposely facilitate any person in connection with the foregoing), any complaint or lawsuit or any legal, equitable, arbitral or administrative proceeding of any nature, against any of the Company Parties in connection with any released Claims, and represents and warrants that no other person or entity has initiated or, to the extent within his control, will initiate any such proceeding on his or its behalf, and that if such a proceeding is initiated, neither Director nor Addison shall accept benefit therefrom.

3.          Company’s General Release and Covenant Not to Sue.

a.             Each of the Company, on its own behalf and on behalf of the other Company Parties, and LDN hereby generally releases and forever discharges the Director Parties from any and all Claims, known or unknown, of any kind and every nature whatsoever, and whether or not accrued or matured, which any of them may have, arising out of or relating to any transaction, dealing, relationship, conduct, act or omission, or any other matters or things occurring or existing at any time prior to and including the time of the Closings (including but not limited to any Claims based on, relating to or arising under breach of contract (whether oral or written), tort, defamation, slander, violation of public policy, negligence, promissory estoppel, or any other federal, state or local law relating to employment or discrimination in employment) in all cases arising out of or relating to Director’s employment by the Company or any subsidiary thereof or Director’s or Addison’s investment in the Company or any subsidiary thereof or Director’s services as a director, officer or employee of any Company Party (or of any entity for which Director has served in any such capacity or a similar capacity at the request of the Company), or otherwise relating to the termination of such employment or services; provided, however, that this release will not limit or release (i) the Company’s rights under this Agreement, (ii) the Company’s rights against Director with respect to any breach of fiduciary or other legal duties as a director or officer or any fraudulent or criminal activity and (iii) the Company’s rights under any Benefit Plan or any agreement entered into to evidence rights granted pursuant to an Benefit Plan.

b.             Each of the Company, on behalf of itself and the other Company Parties, and LDN hereby covenants forever not to assert, file, prosecute, commence or institute (or sponsor or purposely facilitate any person in connection with the foregoing), any complaint or lawsuit or any legal, equitable, arbitral or administrative proceeding of any nature, against any of the Director Parties in connection with any released Claims, and represents and warrants that no other person or entity has initiated or to the extent within its control, will initiate any such proceeding on its behalf, and that if such a proceeding is initiated, neither the Company, the other Company Parties nor LDN shall accept benefit therefrom.

4.          Resignation.  Director hereby resigns from his positions as a director of the Company and as a director or officer of each of the Company’s direct and indirect subsidiaries, such resignation to be effective as of the Closings.

5.          Purchase and Sale of Shares.

a.             Sale to LDN and Blair.

i.              Subject to the terms and conditions of this Section 5, Addison hereby agrees to sell (A) to LDN, and LDN hereby agrees to purchase from Addison, 4,166,667 shares (the “LDN Sale Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”) and (B) to Blair, and Blair agrees to purchase from Addison, 333,333 shares (the “Blair Sale Shares” and together with the LDN Sale Shares, the “Sale Shares”) of Common Stock.

ii.             The purchase price for the Sale Shares shall be $0.75 in cash per share, or an aggregate of $3,375,000 (such aggregate price being referred to herein as the “Share Purchase Price”).  Of the Share Purchase Price, $3,125,000 (the “LDN Share Purchase Price”) shall be paid by LDN for the LDN Sale Shares, and $250,000 (the “Blair Share Purchase Price”) shall be paid by Blair for the Blair Sale Shares.  On the eighth calendar day after the execution of this Agreement (or, in the event such day is not a business day, on the next business day thereafter), LDN shall pay the LDN Share Purchase Price, and Blair shall pay the Blair Share Purchase Price, in each case by means of wire transfer or official bank check payable to the order of Addison.  The payment of the LDN Share Purchase Price shall be referred to herein as the “LDN Closing,” and the payment of the Blair Share Purchase Price shall be referred to herein as the “Blair Closing.”  Each of the LDN Closing and the Blair Closing shall be referred to herein as a “Closing,” and together as the “Closings.”

iii.            In connection with the Closings, Addison shall (A) deliver to LDN the LDN Sale Shares duly endorsed to LDN or accompanied by stock powers duly executed by Addison, in form and substance reasonably satisfactory to LDN, and (B) deliver to Blair the Blair Sale Shares duly endorsed to Blair or accompanied by stock powers duly executed by Addison, in form and substance reasonably satisfactory to Blair; provided, that at the request of either LDN or Blair, Addison shall arrange for the book-entry delivery of the LDN Sale Shares or the Blair Sale Shares, as the case may be, by causing The Depository Trust Company (“DTC”) to transfer such Sale Shares into the account of a financial institution identified by LDN or Blair that is a participant in the DTC in accordance with DTC’s procedures for such transfer.

iv.            The LDN Closing and the Blair Closing shall occur simultaneously, and the occurrence of each Closing shall be conditioned upon the occurrence of the other Closing.

b.             Future Sales.

i.              The Company, Director and Addison agree that, in addition to the sale of the Sale Shares as set forth in Section 5.a. above, beginning on the six-month anniversary of the Closings, Director and Addison shall be entitled to sell additional shares of Common Stock on the public market; provided, that (A) the amount of Common Stock sold pursuant to this Section 5.b., together with all other sales of Common Stock by Director or Addison within the 90-days preceding such sale, shall not exceed 300,000 shares (or such greater or lesser number to appropriately reflect adjustments for stock splits, stock dividends, or similar actions by the Company with respect to the Common Stock), (B) all sales of Common Stock pursuant to this Section 5.b. shall be effected through the  Designated Brokerage Firm (defined below) and (C) neither Director nor Addison will undertake the sale of Common Stock to any Person whereby, to the knowledge of Director or Addison, such sale would (1) cause the Transferee to have a Prohibited Ownership Percentage or (2) increase the ownership percentage of any Person already having a Prohibited Ownership Percentage.  For purposes hereof, the terms “Transferee”, “Prohibited Ownership Percentage” and “Person” shall have the meanings given such terms in Article Fifth of the Company’s Certificate of Incorporation.  For purposes hereof, the term “Designated Brokerage Firm” shall mean (a) Freimark Blair & Company, Inc. (“Freimark Blair”), or (b) any office of Smith Barney; provided, however, that Smith Barney may only be used in the event (1) Blair retires or terminates his relationship with Freimark Blair; (2) Freimark Blair is unable for any reason whatsoever to provide the brokerage services necessary for Director and/or Addison to sell the shares permitted under this Section 5.b.i; or (3) Blair or Freimark Blair engages or proposes to engage in fees or conduct that is outside the reasonable norms of the brokerage industry

ii.             Notwithstanding the provisions of Section 5.b.i. above, the parties agree and acknowledge that, when the number of shares of Common Stock beneficially owned by Director falls below a Prohibited Ownership Percentage, Addison and Director shall be free to sell shares of Common Stock without any restriction whatsoever other than any restriction imposed by law.

6.          Certain Payments.

a.             Accrued Bonus.  The Company and Director agree and acknowledge that Director is owed a total of $359,000 in bonus amounts earned while Director was employed by the Company.  The Company agrees to pay such bonus amounts to Director as follows: (i) $30,000.00 on the first business day of each month beginning in March 2007 (provided that the payment due in March 2007 shall be made concurrently with the Closings) and ending on the first business day of January 2008, and (ii) $29,000 on the first business day of February 2008.  The payments set forth in this Section 6.a. are referred to herein as the “Bonus Payments.”

b.             No Other Payments.  The Company and Director acknowledge and agree that payment of the Bonus Payments shall be in full satisfaction of all amounts remaining owed to Director for services rendered to the Company.

7.             Return of Property.  Director agrees and covenants that, no later than March 31, 2007, Director will (i) vacate (A) any office space or other premises of the Company or any of its subsidiaries currently being used by Director or any of the other Director Parties and (B) any office space or other premises leased or subleased by the Director for or on behalf of, or which is or has been used primarily by the Director in the fulfillment of his duties and responsibilities to, the Company or any of its subsidiaries (and terminate any such lease or sublease without any penalty or continuing payment obligation on the part of the Company or any of its subsidiaries), and (ii) deliver to the Company all property, equipment or materials of the Company or any of its subsidiaries currently in the possession of, or being used by, Director or any of the other Director Parties.  For purposes of this Section 7, delivery shall mean prepared and ready for pick-up by Peter Biro or Rich McDonald (or their designee) at 790 Turnpike Street, North Andover, MA 01845.

8.          Confidentiality.  Director shall at all times treat as confidential and, except pursuant to legal process, not disclose, publish or otherwise make available to the public or to any individual, firm or corporation any confidential information.  For the purposes hereof, the term “confidential information” shall mean all information acquired by Director in the course of Director’s employment or service with the Company or any subsidiary of the Company in any way concerning the products, projects, activities, business or affairs of the Company, its subsidiaries or their respective customers, including, without limitation, all information concerning trade secrets and the products or projects of the Company or its subsidiaries and/or any improvements therein, all sales and financial information concerning the Company or its subsidiaries, all customer and supplier lists, all information concerning projects in research and development or marketing plans for any such products or projects, and all information in any way concerning the products, projects, activities, business or affairs of customers of the Company or its subsidiaries which is or has been furnished to Director by the Company, its subsidiaries or any of their respective agents or customers, as such; provided, however, that the term “confidential information” shall not include information which (a) becomes generally available to the public other than as a result of a disclosure by Director, (b) was available to Director on a non-confidential basis prior to his employment with the Company or (c) becomes or became available to Director on a non-confidential basis from a source other than the Company, its subsidiaries or any of their respective agents or customers provided that such source is not bound by a confidentiality agreement with the Company, any of its subsidiaries, or any of such agents or customers.

9.          Representations and Warranties.

a.             Certain Representations and Warranties of the Company, LDN and Addison.  Each of the Company, LDN and Addison severally (but not jointly) represent and warrant as follows:

i.              Such entity is duly organized, validly existing and in good standing under the laws of its state or jurisdiction of incorporation or organization, as the case may be.

ii.             The execution and delivery of this Agreement by such entity does not, and the performance by such entity of the transactions contemplated hereby will not, (A) violate, conflict with or result in the violation or breach of, or constitute a default under, the terms, conditions or provisions of any agreement, document or instrument to which such entity is a party or by which entity is bound, or (B) violate any order, writ, judgment, injunction, decree, statute, rule or regulation of any court or federal, state or local administrative agency or commission or other governmental authority or instrumentality applicable to entity; and

iii.            This Agreement is a legal, valid and binding agreement of such entity enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

b.             Certain Representations and Warranties of Director and Addison.  Each of the Director and Addison jointly and severally represents and warrants as follows:

i.              Except for this Agreement, there are no outstanding options, warrants or rights to purchase or acquire, or agreements (whether voting or otherwise) relating to, the Sale Shares; and

ii.             Addison owns, of record and beneficially, all of the Sale Shares, free and clear of all liens, claims, encumbrances and security interests of any nature whatsoever.  Upon purchase of the LDN Sale Shares pursuant to this Agreement, LDN shall receive good and marketable title to the LDN Sale Shares, free and clear of all liens, claims, encumbrances and security interests of any nature whatsoever.  Upon purchase of the Blair Sale Shares pursuant to this Agreement, Blair shall receive good and marketable title to the Blair Sale Shares, free and clear of all liens, claims, encumbrances and security interests of any nature whatsoever.

c.             Certain Representations and Warranties of Blair and Director.  Each of Blair and Director severally (but not jointly) represents and warrants as follows:

i.              Such individual has capacity to enter into this Agreement; and

ii.             This Agreement is a legal, valid and binding agreement of such individual enforceable against him in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

d.             Certain Representations and Warranties of the Purchasers.  Each of the Purchasers severally (but not jointly), represents and warrants as follows:

i.              Such Purchaser is acquiring the Blair Sale Shares or the LDN Sale Shares, as the case may be, for his or its own account with the present intention of holding such securities for purposes of investment, and that he or it has no intention of selling such Sale Shares in a public distribution in violation of the federal securities laws or any applicable state securities laws.  In addition, such Purchaser hereby represents that he or it is sophisticated in financial matters and is able to evaluate the risks and benefits of his or its investment in the Sale Shares.

ii.             Such Purchaser is an “accredited investor” as that term is defined in Rule 501(a) of the Securities Act of 1933.

e.             Certain Representations and Warranties of the Company.  The Company represents and warrants that the Company’s board of directors has taken all action necessary and appropriate to waive the stock transfer restrictions contained in the Company’s Certificate of Incorporation in order to permit the sales of Common Stock by Director and Addison as set forth in Section 5.

10.        Certain Acknowledgments.

a.             Director acknowledges that, by entering into this Agreement, the Company does not admit to any wrongdoing in connection with Director’s employment or services, and that this Agreement is intended as a compromise of any Claims that any Director Party has or may have against the Company Parties.  Director acknowledges that he has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Director’s own judgment.  Director has been advised by the Company to consult with an attorney of Director’s choosing before signing this Agreement.  Director understands that he has 21 days to consider this Agreement, which Director agrees is a reasonable amount of time, and that he may choose to execute this Agreement prior to the termination of such 21 day period but is under no obligation to do so.  In addition, Director understands that he may revoke this Agreement within 7 days after Director has signed it by written notice to the Company given in accordance with Section 15 of this Agreement.  This Agreement shall not become effective or enforceable until the 7-day revocation period has expired without Director’s revocation.  Director acknowledges that if Director accepts any of the payments or other benefits set forth in this Agreement after the expiration of the 7-day period, such acceptance shall constitute an acknowledgment by Director that Director did not revoke this Agreement during the 7-day period.

b.             Each of Director, LDN, Addison and Blair acknowledges and agrees that (i) such party is, or is controlled by, a person sophisticated and knowledgeable in matters of the sort raised by this Agreement, (ii) such party is not relying on advice of the Company’s counsel and (iii) such party is either representing himself or itself with respect to the negotiation of this Agreement or has hired independent counsel to do so on his or its behalf.

11.           Injunctive Relief.  The parties hereto acknowledge that money damages would be both incalculable and an insufficient remedy for a breach of this Agreement by any party hereto and that any such breach would cause the nonbreaching party or parties irreparable harm.  Accordingly, each party hereto, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting of bond or other security, to equitable relief, including injunctive relief and specific performance, in connection with a breach of this Agreement by any the other party.  If any party hereto files a pleading with a court seeking immediate injunctive relief and this pleading is challenged by any other party and the injunctive relief sought is not awarded, the party seeking injunctive relief shall pay all of the costs and attorneys’ fees of the parties challenging such relief.

12.           Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.  Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

13.           Fees.  Each party agrees that it shall be responsible for its own fees incurred in connection with the negotiation and preparation of this Agreement.

14.           Attorney’s Fees.  Director agrees to pay the reasonable attorney’s fees, costs and any damages any other party to this Agreement may incur as a result of Director or Addison breaching a promise or covenant Director or Addison made in this Agreement (such as by suing a Company Party over a released Claim) or if any representation Director or Addison made in this Agreement is false.  The Company agrees to pay the reasonable attorney’s fees, costs and any damages any other party may incur as a result of the Company breaching a promise or covenant the Company made in this Agreement (such as by suing an Director Party over a released Claim) or if any representation the Company made in this Agreement is false.  LDN agrees to pay the reasonable attorney’s fees, costs and any damages any other party may incur as a result of LDN breaching a promise or covenant LDN made in this Agreement or if any representation LDN made in this Agreement is false.  Blair agrees to pay the reasonable attorneys’ fees, costs and any damages any other party to this Agreement may incur as a result of Blair’s breaching a promise or covenant Blair made in this Agreement, or if any representation Blair makes in this Agreement is false.

15.           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or on the fifth business day after such notice or communication has been sent by registered or certified mail, postage prepaid, with return receipt requested, as follows:

If to the Company, to:

103 Foulk Road
Suite 205Q
Wilmington, DE  19803

If to LDN, to:

30 Cheyne Walk
SW3 5HH
United Kingdom

If to Director or Addison, to:

259 Granville Lane
North Andover, MA
01845

If to Blair, to:

1 Rice Bluff Road
Pawley’s Island, SC
29585

16.           Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be an original, but all of which together shall constitute one and the same instrument.  Any counterpart of this Agreement that has attached to it separate signature pages which together contain the signature of all parties hereto shall for all purposes be deemed a fully executed original.  Facsimile signatures shall constitute original signatures.

17.           Effect of Headings.  The section headings herein are for convenience only and shall not affect the meaning or interpretation of this Agreement.

18.           Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS OF DELAWARE OR ANY OTHER JURISDICTION, AND, WHERE APPLICABLE, THE LAWS OF THE UNITED STATES.  THE PARTIES HERETO CONSENT TO BEING SUBJECT TO THE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN THE STATE OF DELAWARE.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date and year first above written.

COMPANY:

J. L. HALSEY CORPORATION

By:	/s/ LUIS RIVERA
Name:	Luis Rivera
Title:	Interim Chief Executive Officer

LDN:

LDN STUYVIE PARTNERSHIP

By:	/s/ WILLIAM T. COMFORT, III
Name:	William T. Comfort, III,
Title:	General Partner

ADDISON:

TEXAS ADDISON LIMITED PARTNERSHIP

By:	Texas Barrington LLC, its general partner

By:	/s/ DAVID R. BURT
Name:	David R. Burt
Title:	President

DIRECTOR:

/s/ DAVID R. BURT
David R. Burt

BLAIR:

/s/ ANDREW RICHARD BLAIR
Andrew Richard Blair